Exhibit 10.12a

GlobalSantaFe

Retention Program

SUMMARY PLAN DESCRIPTION

AND

PLAN DOCUMENT

(As Amended and Restated

Effective December 20, 2005)

GlobalSantaFe Corporation

Certificate

I, Jon A. Marshall, President and Chief Executive Officer of GlobalSantaFe Corporation, do hereby certify that attached hereto is a true, correct and complete copy of the GlobalSantaFe Retention Program as amended and restated effective December 20, 2005.

GlobalSantaFe Retention Program

Summary Plan Description and Plan Document

(As Amended and Restated Effective December 20, 2005)

1.	Purpose. The purpose of the GlobalSantaFe Retention Program (the “Retention Program”) is to provide an incentive for selected employees of GlobalSantaFe Corporation (“GSF”) and its Affiliates to remain employees of GSF and its Affiliates.

2.	Definitions.

Affiliate: Any entity that is required to be aggregated with GSF as a single employer pursuant to Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended.

Cause: Unacceptable or inadequate performance as determined by the Employee’s employer, including but not limited to failure to perform the Employee’s job at a level or in a manner acceptable to the employer, misconduct, dishonesty, acts detrimental or destructive to the employer, GSF or any Affiliate or to any employee or property of the employer, GSF or any Affiliate, or any violation of the policies of GSF or the employer.

Code: The U.S. Internal Revenue Code of 1986, as amended.

Employee: An employee of GSF or of an Affiliate.

GSF: GlobalSantaFe Corporation and any successor thereto.

Retention Date: The date specified as the Retention Date in the Retention Notice, which date, except as otherwise provided in this Retention Program, is the date until which such Employee must remain employed in order to receive a Retention Benefit as described in Section 4.

Retention Benefit: A benefit described in Section 4(a).

Retention Notice: A written notice from the Senior Vice President, Human Resources, or Chief Executive Officer of GSF to an Employee, informing the Employee of his or her (i) eligibility for a Retention Benefit under the Program, (ii) Retention Date, and (iii) Retention Benefit amount.

Retention Period: The period of time between the date of the Retention Notice and the Retention Date.

Retention Program: The GlobalSantaFe Retention Program as set forth in this document and as amended from time to time.

Waiver and Release: The legal document in which an Employee, in exchange for certain benefits or other consideration, releases his or her employer, GSF and other Affiliates, their agents, servants, employees, officers, directors, insurance carriers, employee benefit plans, and trustees, fiduciaries and agents of such plans, and any and all other persons, firms, organizations and corporations from liability and damages arising from or in connection with the Employee’s employment or the cessation of his or her employment or active employment by the employer, GSF or any other Affiliate and agrees to certain restrictions on disclosure of confidential information, solicitation of employees and interference with the affairs of the Employer, GSF or any other Affiliate. With respect to Employees working in the United Kingdom, the term “Waiver and Release” shall refer to a compromise agreement in terms of Section 203 of the Employment Rights Act 1996 and associated legislation of the United Kingdom.

Waiver Effective Date: The first date when the Employee has timely signed and returned any required Waiver and Release and the revocation period has expired without revocation.

3.	Eligibility and Participation. An Employee will be eligible for a Retention Benefit if the Employee is given a Retention Notice. A Retention Benefit shall only be paid if the Employee meets the qualifications of Section 4(a) below and is not disqualified by the provisions of Section 4(b) below.

4.	Payment of Retention Benefit.

(a)	Retention Benefit. In addition to and not in lieu of any other benefits under any other plan or arrangement of GSF or its Affiliates, except as stated in Section 4(b)(v) below, an Employee who receives a Retention Notice and remains employed until his or her Retention Date shall receive the Retention Benefit amount stated in his or her Retention Notice (“Retention Benefit”), payable in a lump sum cash payment, subject to applicable withholding, within 20 business days after the latest of the Retention Date and the Waiver Effective Date. The above notwithstanding:

(i)	An Employee whose employment with GSF and its Affiliates is terminated by GSF or an Affiliate other than for Cause prior to the Retention Date, or whose employment with GSF and its Affiliates is terminated prior to the Retention Date as a result of his or her resignation or retirement at age 62 or after with five or more years of service (but not including termination by reason of his or her resignation or retirement at less than age 62 or with less than five years of service, or termination by reason of death or disability) shall receive a pro rated portion of his or her full Retention Benefit, said pro ration to be based on the amount of time he or she was employed by GSF and its Affiliates during the Retention Period relative to the full Retention Period, payable in a lump sum cash payment, subject to applicable withholding, within 20 business days after (a) the latest of the date of termination and the Waiver Effective Date in the case of an Employee whose employment is terminated by GSF or an Affiliate other than for Cause or (b) the latest of the Retention Date and the Waiver Effective Date in the case of an Employee whose employment is terminated as a result of his or her resignation or retirement at age 62 or after with five or more years of service, in each case unless otherwise provided in (ii) below;

(ii)	To the extent required for purposes of compliance with the provisions of Section 409A of the Code, payment due to separation from service for any reason other than death to any Employee who is a “key employee” (as defined in Section 416(i) of the Code and regulations thereunder, and who is treated as a “key employee” for purposes of Section 409A of the Code under applicable authorities) shall not be made before the date which is six months after the date of separation from service.

(b)	Disqualification. Notwithstanding and in addition to the provisions of (a) above, NO Retention Benefit will be paid if:

(i)	the Employee’s employment with GSF and its Affiliates is terminated prior to his or her Retention Date for Cause, or as a result of his or her resignation or retirement at less than age 62 or with less than five years of service, or as a result of his or her death or disability; or

(ii)	the Employee is not delivered a Retention Notice; or

(iii)	the Employee has been asked, before the Retention Benefit is paid, to sign a Waiver and Release and (A) has not signed and returned it, or (B) has signed and returned it but the applicable revocation period as provided in the Waiver and Release has not expired without revocation, or (C) has signed, returned and revoked it; provided, however, that in the case of either (A) or (B) above, the Retention Benefit will be paid if the Waiver and Release is timely signed and returned and the revocation period has expired without revocation; or

(iv)	the Employee fails to return all property and materials of GSF and the Affiliates to his or her supervisor or other appropriate representative of GSF and the Affiliates upon termination of employment; or

(v)	the Employee is, for any reason, entitled to retention benefits under any other contract, agreement, plan program or policy of GSF or an Affiliate or under any agreement between the Employee and GSF or an Affiliate, other than statutory benefits; or

(vi)	the Employee has during the Retention Period worked for, or is at the Retention Date working for, a competitor of GSF or of any of its Affiliates, including without limitation as an employee of or consultant to the competitor, as determined by the Senior Vice President, Human Resources, of GSF in his or her sole discretion; provided, however, that this disqualification will not apply in the case of an Employee whose employment with GSF and its Affiliates is terminated by GSF or an Affiliate other than for Cause.

5.	Other Benefits. Except as otherwise provided, the Retention Benefits payable hereunder shall be payable in addition to, and not in lieu of, all other accrued or vested benefits that may be owed to an Employee pursuant to an employee benefit plan of GSF or any Affiliate. The Retention Benefits payable hereunder shall not be treated as compensation for purposes of any other plan or arrangement of GSF or any Affiliate.

6.	Death of Employee After Becoming Entitled to Retention Benefit. If an Employee who has already become entitled to a Retention Benefit pursuant to Section 4 dies, the Retention Benefit shall be paid in a lump sum cash payment, subject to applicable withholding, as soon as practicable after the date of death to (a) the Employee’s beneficiary (or beneficiaries) designated under the employer’s group life insurance plan, if living, or, if none is so designated or living, (b) the executor of the Employee’s estate.

7.	Amendment, Termination, Administration, and Miscellaneous. The Retention Program is subject to amendment and/or termination at any time or from time to time at the discretion of GSF, provided, however, that no amendment or termination will deprive any Employee who has already received a Retention Notice of his or her Retention Benefit pursuant to this Retention Program as amended to the date of the Retention Notice.

The Retention Program will be administered by the Senior Vice President, Human Resources, of GSF. No benefit will be payable under the Retention Program unless the Senior Vice President, Human Resources, of GSF determines in his or her sole discretion that the applicant is entitled to the benefit.

8.	Termination of Employment; Employment Status. Notwithstanding any other provision of the Retention Program, GSF and each Affiliate shall at all times have the right to terminate any Employee, with or without Cause. The Retention Program does not constitute a contract of employment or impose on GSF or any Affiliate any obligation to retain any Employee as an Employee, to change or not change the status of the Employee’s employment, or to change the policies of GSF or of any Affiliate regarding termination of employment.

9.	Section 409A. Notwithstanding anything in this Retention Program to the contrary, if any provision would result in the imposition of an excise tax under Code Section 409A and related regulations and Treasury pronouncements, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Retention Program or any Retention Notice.